Exhibit 99.1

Autobytel Regains NASDAQ Compliance

IRVINE, Calif. (July 26, 2012) - Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources for the automotive industry, today announced that it has received a letter from The NASDAQ Listing Qualifications Director of The NASDAQ Stock Market, LLC notifying the company that it has regained compliance with the previously reported listing deficiency and that the matter is now closed.
The letter from NASDAQ stated that on September 15, 2011, the staff notified the company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The NASDAQ Stock Market. Since then, however, the closing bid price of Autobytel's common stock has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, Autobytel has regained compliance with Listing Rule 5550(a)(2).

About Autobytel Inc.
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched its flagship website, autobytel.com, in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website, its network of automotive sites and respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with some of the industry's most productive and cost-effective customer referral and marketing programs. Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing our online signup form at http://investor.autobytel.com/alerts.cfm.

Investor Relations Contacts:

Autobytel Inc.
Curtis DeWalt
 Senior Vice President, Chief Financial Officer
949-437-4694
CurtisD@autobytel.com

PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
investor@pondel.com

CMC Group, Inc.
Bradley Orr
303-887-4932
borr@cmc-group.us